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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 15, 1998 (except for note 2, as to which the date is March 19, 1998), accompanying the consolidated financial statements incorporated by reference or included in the Annual Report of JeffBanks, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of JeffBanks, Inc. on Form S-3 (File No. 333-36240, effective September 23, 1997; File No. 333-20111, effective January 30, 1997; File No. 333-18775, effective January 21, 1997; and File No 33-99988, effective November 24, 1995), and on From S-8 (File No. 33-80654 and File No. 33- 80656, effective June 23, 1994).

/s/ GRANT THORNTON LLP
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Philadelphia, Pennsylvania


March 27, 1998